SAILS MANDATORILY EXCHANGEABLE SECURITIES CONTRACT


                                  dated as of


                               January 29, 2002




                                     among




                            GSB INVESTMENTS CORP.,


                   CREDIT SUISSE FIRST BOSTON INTERNATIONAL


                                      and


               CREDIT SUISSE FIRST BOSTON CORPORATION, as Agent




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                                        TABLE OF CONTENTS

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                                                                                             PAGE

ARTICLE 1
         DEFINITIONS
         SECTION 1.01.  Definitions.............................................................1

ARTICLE 2
         SALE AND PURCHASE
         SECTION 2.01.  Sale and Purchase.......................................................9
         SECTION 2.02.  Purchase Price..........................................................9
         SECTION 2.03.  Payment for and Delivery of Contract Shares.............................9
         SECTION 2.04.  Cash Settlement Option.................................................10
         SECTION 2.05.  Dividend Payment.......................................................10

ARTICLE 3
         TERMINATION BY SELLER
         SECTION 3.01.  Termination by Seller..................................................10

ARTICLE 4
         REPRESENTATIONS AND WARRANTIES OF SELLER AND BUYER
         SECTION 4.01.  Representations and Warranties of Seller...............................11
         SECTION 4.02.  Representations and Warranties of Buyer................................14

ARTICLE 5
         CONDITIONS TO BUYER'S OBLIGATIONS
         SECTION 5.01.  Conditions.............................................................15

ARTICLE 6
         COVENANTS
         SECTION 6.01.  Taxes..................................................................16
         SECTION 6.02.  Forward Contract.......................................................18
         SECTION 6.03.  Notices................................................................18
         SECTION 6.04.  Further Assurances.....................................................19
         SECTION 6.05.  Securities Contract....................................................19
         SECTION 6.06.  Sales of Securities....................................................19

ARTICLE 7
         ADJUSTMENTS
         SECTION 7.01.  Dilution Adjustments...................................................20
         SECTION 7.02.  Reorganization Events..................................................21
         SECTION 7.03.  Provisions Relating to Reorganization Events
                        and Spin-Offs..........................................................22
         SECTION 7.04.  Termination and Payment................................................22

ARTICLE 8
         ACCELERATION
         SECTION 8.01.  Acceleration...........................................................23

ARTICLE 9
         MISCELLANEOUS
         SECTION 9.01.  Notices................................................................26
         SECTION 9.02.  Governing Law; Submission to Jurisdiction; Severability;
                        Waiver of Jury Trial; Service of Process...............................26
         SECTION 9.03.  Entire Agreement; Other................................................26
         SECTION 9.04.  Amendments, Waivers....................................................27
         SECTION 9.05.  No Third Party Rights, Successors and Assigns..........................27
         SECTION 9.06.   Calculation Agent.....................................................27
         SECTION 9.07.  Netting and Set-off....................................................27
         SECTION 9.08.  Matters Related to Credit Suisse First Boston Corporation,
                        as Agent...............................................................29
         SECTION 9.09.  Counterparts...........................................................29
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              SAILS MANDATORILY EXCHANGEABLE SECURITIES CONTRACT


         THIS AGREEMENT is made as of this 29st day of January, 2002 among GSB INVESTMENTS CORP., a Delaware corporation ("Seller"), CREDIT SUISSE FIRST BOSTON CORPORATION, as agent (in such capacity, the "Agent") hereunder, and CREDIT SUISSE FIRST BOSTON INTERNATIONAL ("Buyer").

         WHEREAS, Seller owns shares of common stock, par value $1.00 per share, of Golden State Bancorp Inc., a Delaware corporation (the "Issuer"), or security entitlements in respect thereof (the "Common Stock");

         WHEREAS, pursuant to the Pledge Agreement (as defined herein), Seller has granted, at the time of delivery of the Initial Pledged Items (as defined in the Pledge Agreement), Buyer a security interest in certain shares of Common Stock to secure the obligations of Seller hereunder;

         NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:



                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.01. Definitions. As used herein, the following words and phrases shall have the following meanings:

         "Acceleration Amount" has the meaning provided in Section 8.01.

         "Acceleration Amount Notice" has the meaning provided in Section
8.01.

         "Acceleration Date" has the meaning provided in Section 8.01.

         "Acceleration Event" has the meaning provided in Section 8.01.

         "Alternative Merger Payment" means the Replacement Value (expressed as a cash amount and calculated in the manner set forth in Section 8.01 as if the Reorganization Termination Date were the Acceleration Date and representing the fair replacement value (including both intrinsic and time value) to Buyer of an agreement with terms that would preserve for Buyer the economic equivalent of the payments and deliveries that Buyer and its affiliates would, but for the occurrence of the Reorganization Event, have been entitled to receive after the Reorganization Termination Date hereunder; provided that for purposes of such calculation, the Base Amount shall be equal to the product of (I) the Base Amount immediately prior to consummation of the Reorganization Event, times (II) the Non-Stock Percentage).

         "Bankruptcy Code" has the meaning provided in Section 6.05

         "Base Amount" has the meaning provided in Section 2.01.

         "Business Day" means any day on which commercial banks are open for business in New York City.

         "Calculation Agent" means Credit Suisse First Boston International.

         "Cash Settlement Amount" means an amount of cash equal to the product of the Maturity Price and the number of shares of Common Stock equal to the product of (i) the Base Amount and (ii) the Exchange Rate.

         "Change in Tax Law" has the meaning provided in Section 6.01(a)(i).

         "Closing Price" of any security on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the Exchange for the regular trading session on such date or, if such security is not listed on a national securities exchange or quoted on a national automated quotation system, the last quoted bid price for such security in the over-the-counter market for the regular trading session on such date, as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by the Calculation Agent in a commercially reasonable manner.

         "Collateral" has the meaning provided in the Pledge Agreement.

         "Collateral Account" has the meaning provided in the Pledge
Agreement.

         "Contract Share Amount" has the meaning provided in Section 2.03(b).

         "Contract Shares" has the meaning provided in Section 2.03(b).

         "CSFB" has the meaning provided in Section 6.01(a).

         "CSFB Corp." has the meaning provided in Section 4.02(g).

         "Custodian" has the meaning provided in the Pledge Agreement.

         "Dividend Payment Amount" has the meaning provided in Section 2.05.

         "Dividend Payment Date" has the meaning provided in Section 2.05.

         "Exchange" means, at any time, the principal national securities exchange or automated quotation system, if any, on which the Common Stock is listed or quoted at such time.

         "Exchange Business Day" means any day that is (or, but for the occurrence of a Market Disruption Event, would have been) a trading day on the Exchange, other than a day on which trading on the Exchange is scheduled to close prior to its regular weekday closing time.

         "Exchange Rate" has the meaning provided in Section 2.03(c).

         "Extraordinary Cash Dividend" means, with respect to the Common Stock for any given fiscal quarterly period, any cash dividends paid in respect of the Common Stock during such period in excess of the maximum amount of dividends per share that would constitute an Ordinary Cash Dividend.

         "Free Stock" means Common Stock that is not subject to any Transfer Restrictions in the hands of Seller immediately prior to delivery to Buyer hereunder and would not upon delivery to Buyer be subject to any Transfer Restrictions in the hands of Buyer.

         "Government Securities" has the meaning provided in the Pledge
Agreement.

         "Initial Pledged Items" has the meaning provided in the Pledge
Agreement.

         "Initial Sold Shares" has the meaning provided in Section 4.02(g).

         "Interpolated LIBOR Rate" means, (i) for any period of less than 12 months, the rate determined by the Calculation Agent using linear interpolation between USD-LIBOR-BBA for the Designated Maturity (as such terms are defined in the 1991 ISDA Definitions published by the International Swaps and Derivatives Association, Inc.) that corresponds most closely to, but is longer than, such period, and USD-LIBOR-BBA for the Designated Maturity that corresponds most closely to, but is shorter than, such period and (ii) for any period of more than 12 months, the rate determined by the Calculation Agent using linear interpolation between the "offer side" U.S. Dollar Swap rate posted on Bloomberg Financial Markets ("Bloomberg") Page "SWYC23" (or any successor or replacement page) for the Designated Maturity that corresponds most closely to, but is longer than, such period, and the "offer side" U.S. Dollar Swap rate posted on Bloomberg Page "SWYC23" for the Designated Maturity that corresponds most closely to, but is shorter than, such period; provided that, in either case, the Calculation Agent shall make such adjustments to such rates as are appropriate to reflect continuous compounding (and not semi-annual, or other method of, compounding) over such period.

         "Investment Company Act" means the Investment Company Act of 1940, as amended

         "Lien" means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.

         "Mafco" has the meaning provided in Section 8.01(h).

         "Market Disruption Event" means the occurrence or the existence on any Exchange Business Day during the one-half hour period ending at the close of the regular trading session on the relevant exchange of any suspension of or limitation in trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in listed options on the Common Stock, if any, if, in the determination of the Calculation Agent, such suspension or limitation is material.

         "Market Value" means, as of any date with respect to any share of Common Stock, the Closing Price per share of Common Stock for the Exchange Business Day prior to such date.

         "Marketable Securities" means shares of common stock of a Publicly-Traded Entity that are not subject to any Transfer Restrictions.

         "Maturity Date" means January 31, 2004, or, if such day is not a Trading Day, the next succeeding Trading Day.

         "Maturity Price" means the average of the Closing Prices per share of the Common Stock on the 20 Trading Days beginning 30 Exchange Business Days immediately prior to the Maturity Date; provided that if there are not 20 Trading Days during the period beginning 30 Exchange Business Days immediately prior to the Maturity Date and ending on the Exchange Business Day immediately prior to the Maturity Date, the Maturity Price shall be 1/20th of the sum of
(i) the Closing Prices per share of the Common Stock on each of the Trading Days during such period and (ii) the product of (x) the market value of the Common Stock as of the Maturity Date as determined by the Calculation Agent and (y) the difference between 20 and the number of Trading Days during such period.

         "Merger Payment" means an amount equal to:

                  (SA x BA x NSP) + (PV x NSP)

where:

         SA       =        the Supplemental Amount;

         BA       =        the Base Amount immediately prior to consummation of
                           the Reorganization Event;

         NSP      =        the Non-Stock Percentage; and

         PV = the present value on the Reorganization Termination Date, as determined by the Calculation Agent using the Interpolated LIBOR Rate, of a payment on the Maturity Date of an amount equal to the product of (A) the Base Amount immediately prior to consummation of the Reorganization Event, times (B) the Reference Price.

         "Merger Payment Amount Notice" has the meaning provided in Section
7.04.

         "New Common Stock" has the meaning provided in Section 7.01(c).

         "Non-Stock Consideration" has the meaning provided in Section 7.02.

         "Non-Stock Percentage" means, with respect to any Reorganization Event in which the consideration received by holders of Common Stock includes, or consists solely of, Non-Stock Consideration, an amount equal to the percentage of the value of the per share consideration received by holders of Common Stock represented by Non-Stock Consideration, as determined by the Calculation Agent.

         "Optional Termination Date" has the meaning provided in Section 3.01.

         "Ordinary Cash Dividends" means, with respect to the Common Stock for any given quarterly fiscal period, cash dividends paid in respect of the Common Stock during such period, but only to the extent that the aggregate per share amount paid during such period does not exceed $0.10.

         "Original Common Stock" has the meaning provided in Section 7.01(c).

         "Payment Date" has the meaning provided in Section 2.03(a).

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Pledge Agreement" means the SAILS Pledge Agreement dated as of the date hereof among Seller, Buyer and the Agent, as amended from time to time.

         "Potential Adjustment Event" has the meaning provided in Section
7.01.

         "Publicly-Traded Entity" means a surviving or continuing corporation of the Issuer (or any successor) following a Reorganization Event, or a corporation the capital stock of which is distributed in a Spin-Off, the common stock of which is traded on any national securities exchange or automatic interdealer quotation system in the United States; provided that in the case of a Reorganization Event, the product of (i) the Closing Price of such surviving or continuing corporation's common stock on the Exchange Business Day immediately succeeding such Reorganization Event multiplied by
(ii) the number of shares of such surviving or continuing corporation's common stock held by non-affiliates of such corporation shall not be less than the product of (A) the Closing Price of the Common Stock on the Exchange Business Day immediately preceding such Reorganization Event and (B) the number of shares of Common Stock held by non-affiliates of the Issuer.

         "Purchase Price" has the meaning provided in Section 2.02.

         "Registration Agreement" means the Registration Agreement dated as of January 29, 2002 among Seller, Mafco, the Issuer, Buyer and Credit Suisse First Boston Corporation, as amended from time to time.

         "Reference Price" has the meaning provided in Section 2.03(c).

         "Reimbursement Amount" has the meaning provided in the Pledge
Agreement.

         "Reimbursement Payment Date" has the meaning provided in the Pledge Agreement.

         "Reorganization Event" has the meaning provided in Section 7.02.

         "Reorganization Termination Date" has the meaning provided in Section 7.02.

         "Replacement Value" has the meaning provided in Section 8.01.

         "Required Payment Date" has the meaning provided in Section
6.01(a)(i).

         "Secured Party" has the meaning provided in the Pledge Agreement.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Spin-Off" has the meaning provided in Section 7.01.

         "Supplemental Amount" means (x) if the value of the consideration received per share of Common Stock in a Reorganization Event, as determined by the Calculation Agent (the "Consideration Amount"), is greater than the Threshold Price, the Consideration Amount minus the Threshold Price, (y) if the Consideration Amount is less than the Reference Price, the Consideration Amount minus the Reference Price and (z) if the Consideration Amount is less than or equal to the Threshold Price and greater than or equal to the Reference Price, zero (0).

         "Taxes" has the meaning provided in Section 6.01(a).

         "Termination Amount Notice" has the meaning provided in Section 7.04.

         "Threshold Price" has the meaning provided in Section 2.03(c).

         "Trading Day" is defined as any Exchange Business Day on which there is not a Market Disruption Event.

         "Transfer Restriction" means, with respect to any share of Common Stock or item of collateral pledged under the Pledge Agreement, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such share of Common Stock or item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such share of Common Stock or item of collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such share of Common Stock or item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such share of Common Stock or item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such share of Common Stock or item of collateral and (iv) any prospective registration or qualification requirement or prospectus delivery requirement for such share of Common Stock or item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, pledgor, assignor or transferor of such share of Common Stock or item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute a "Transfer Restriction".

         "Treasury Rate" means, on any given date for any given period, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having a maturity comparable to such period that appears on Telerate Page 56 (or such other page as may replace such page on such service for the purpose of displaying such rate) or Page 57 (or such other page as may replace such page on such service for the purpose of displaying such rate) by 3:00 p.m., New York City time, on such date or, if such period does not so appear, the rate obtained by linear interpolation between the rates that appear for the next longer period and the next shorter period. If the Treasury Rate does not appear on Telerate Page 56 or Page 57 by 3:00 p.m. on such date, the Treasury Rate for such date will be the auction rate of such Treasury Bills, as published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not so published by 3:00 p.m., New York City time, on such date, the auction average rate on such date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having a maturity comparable to such period is not displayed, published or reported as provided above by 3:00 p.m., New York City time, on such date or if no such auction is held on such date, then the Treasury Rate will be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to such period.



                                   ARTICLE 2
                               SALE AND PURCHASE

         SECTION 2.01. Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase and acquire from Seller, the number of shares of Common Stock equal to the product of 1,585,000 (the "Base Amount") and the Exchange Rate.

         SECTION 2.02. Purchase Price. The purchase price (the "Purchase Price") shall be $28,162,676 in cash.

         SECTION 2.03. Payment for and Delivery of Contract Shares. (a) Upon the terms and subject to the conditions of this Agreement, Buyer shall deliver the Purchase Price to, or for the account of, Seller on January 31, 2002 (the "Payment Date") at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, or at such other place as shall be agreed upon by Buyer and Seller, paid by certified or official bank check or checks duly endorsed to, or payable to the order of, Seller, or in immediately available funds by wire transfer to an account designated by Seller.

         (b) On the Maturity Date, Seller agrees, subject to Section 2.04, to deliver to Buyer (i) a number of shares of Free Stock (the "Contract Shares") equal to the product (the "Contract Share Amount"), rounded down to the nearest whole number, of (A) the Base Amount and (B) the Exchange Rate and
(ii) cash in an amount equal to the value (based on the Maturity Price) of any fractional share not delivered as a result of such rounding. If (x) by 10:00 A.M., New York City time on the Maturity Date, Seller has not otherwise effected such delivery of Common Stock or delivered cash in lieu thereof pursuant to Section 2.04 and (y) the Common Stock then held by or on behalf of Secured Party as collateral under the Pledge Agreement is Free Stock, then (i) Seller shall be deemed not to have elected to deliver cash in lieu of shares of Free Stock pursuant to Section 2.04 (notwithstanding any notice by Seller to the contrary) and (ii) the delivery provided by this Section 2.03(b) shall be effected by delivery to Buyer from the Collateral Account in the manner set forth in the Pledge Agreement of a number of shares of Free Stock then held by or on behalf of Secured Party as collateral under the Pledge Agreement equal to the number thereof required to be delivered by Seller to Buyer pursuant to this Section 2.03(b); provided that, notwithstanding the foregoing and without limiting the generality of Section 8.01, if Seller gives notice of Seller's election to deliver cash in lieu of shares of Free Stock on the Maturity Date pursuant to Section 2.04 and fails to deliver the Cash Settlement Amount on the Maturity Date as provided in Section 2.04, Seller shall be in breach of this Agreement and shall be liable to Buyer for any losses incurred by Buyer or its affiliates as a result of such breach, including without limitation any aggregate net losses incurred in connection with any decrease in the Closing Price of the Common Stock subsequent to the 30th Exchange Business Day immediately preceding the Maturity Date.

         (c) The "Exchange Rate" shall be determined by the Calculation Agent in accordance with the following formula: (i) if the Maturity Price is less than or equal to $45.05 (the "Threshold Price") but greater than $22.525 (the "Reference Price"), the Exchange Rate shall be a ratio (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) equal to the Reference Price divided by the Maturity Price, (ii) if the Maturity Price is greater than the Threshold Price, the Exchange Rate shall be a ratio (rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th) equal to one (1) minus a fraction, the numerator of which shall equal the excess of the Threshold Price over the Reference Price and the denominator of which shall equal the Maturity Price and (iii) if the Maturity Price is equal to or less than the Reference Price, the Exchange Rate shall be one (1).

         SECTION 2.04. Cash Settlement Option. Seller may, upon written notice delivered to Buyer at least 35 Exchange Business Days prior to the Maturity Date, elect to deliver the Cash Settlement Amount to Buyer on the Maturity Date by wire transfer of immediately available funds to an account designated by Buyer, in lieu of the shares of Common Stock to be delivered on the Maturity Date pursuant to Section 2.03(b).

         SECTION 2.05. Dividend Payment. Seller shall pay to Buyer on the Business Day following the payment of any Extraordinary Cash Dividend (each, a "Dividend Payment Date") with respect to the Common Stock an amount in cash equal to the product (the "Dividend Payment Amount" with respect to such Dividend Payment Date) of (i) the per share amount of such dividend and (ii) the Base Amount on the ex-dividend date for such dividend.



                                   ARTICLE 3
                             TERMINATION BY SELLER

         SECTION 3.01. Termination by Seller. At any time on or after the date six months following the Payment Date, Seller may terminate this Agreement in whole or in part upon 35 Exchange Business Days' prior written notice to Buyer. Any such notice shall specify (i) the date on which this Agreement is to be terminated (the "Optional Termination Date"), (ii) whether Seller elects to deliver cash or shares of Free Stock in respect of the portion of this Agreement that is to be terminated and (iii) the number of shares of Common Stock with respect to which this Agreement is to be terminated. If Seller terminates this Agreement in whole, (A) the Calculation Agent shall deliver to Seller a notice specifying the Replacement Value (calculated in the manner set forth in Section 8.01 as if the Optional Termination Date were the Acceleration Date, and expressed either as a cash amount or as a number of shares of Common Stock, in accordance with Seller's election to deliver cash or shares of Free Stock), (B) Seller shall deliver to Buyer on the Optional Termination Date a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, in an amount equal to the Replacement Value or a number of shares of Free Stock equal to the Replacement Value, as the case may be. If Seller terminates this Agreement in part, (A) the Calculation Agent shall deliver to Seller a notice specifying the Replacement Value (calculated in the manner set forth in Section 8.01 as if the Optional Termination Date were the Acceleration Date, and expressed either as a cash amount or as a number of shares of Common Stock, in accordance with Seller's election to deliver cash or shares of Free Stock), provided that for purposes of such calculation, the Base Amount shall be deemed to be the number of shares of Common Stock with respect to which this Agreement is to be terminated), (B) Seller shall deliver to Buyer on the Optional Termination Date a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, in an amount equal to the Replacement Value or a number of shares of Free Stock equal to the Replacement Value, as the case may be, and (C) the Base Amount shall be reduced by such number of shares of Common Stock with respect to which this Agreement is to be terminated.



                                   ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF SELLER AND BUYER

         SECTION 4.01. Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

         (a) Seller is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted.

         (b) The execution and delivery of this Agreement and the Pledge Agreement and the performance by Seller of Seller's obligations hereunder and thereunder do not violate or conflict with any provision of the certificate of incorporation or bylaws of Seller, any law applicable to Seller, any order or judgment of any court or other agency of government applicable to Seller or any of Seller's assets or any contractual restriction binding on or affecting Seller or any of Seller's assets (it being understood that the existence at any time prior to the payment of the Purchase Price pursuant to Section 2.03 of factual contingencies to the effectiveness of any consent required to be obtained under any agreement binding on or affecting Seller or any of Seller's assets shall not be deemed to give rise to a breach of this representation or warranty).

         (c) All government and other consents that are required to have been obtained by Seller with respect to this Agreement or the Pledge Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with (it being understood that the existence at any time prior to the payment of the Purchase Price pursuant to Section 2.03 of factual contingencies to the effectiveness of any consent required to be obtained under any agreement binding on or affecting Seller or any of Seller's assets shall not be deemed to give rise to a breach of this representation or warranty). Seller has complied and will comply in all material respects with all applicable disclosure or reporting requirements in respect of the transactions contemplated hereby and by the Pledge Agreement, including without limitation any requirements imposed by Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder.

         (d) Seller has the requisite corporate power and authority to enter into and perform this Agreement and the Pledge Agreement and to deliver the Contract Shares in accordance with the terms hereof. The execution and delivery of this Agreement and the Pledge Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby (including the delivery by Seller of the Contract Shares) have been duly authorized by all necessary corporate action. This Agreement and the Pledge Agreement have been duly executed and delivered by Seller. Seller's obligations under this Agreement and the Pledge Agreement constitute Seller's legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

         (e) No Acceleration Event or event that, with the giving of notice or the lapse of time or both, would constitute an Acceleration Event has occurred and is continuing and no such event would occur as a result of Seller's entering into or performing Seller's obligations under this Agreement or the Pledge Agreement.

         (f) There is not pending or, to Seller's knowledge, threatened against Seller or any of its affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator (including without limitation any bankruptcy, insolvency or similar proceeding) that is likely to affect the legality, validity or enforceability against Seller of this Agreement or the Pledge Agreement or Seller's ability to perform Seller's obligations under this Agreement or the Pledge Agreement.

         (g) Seller is acting for Seller's own account, and has made Seller's own independent decision to enter into this Agreement and the Pledge Agreement and as to whether this Agreement and the Pledge Agreement are appropriate or proper for Seller based upon Seller's own judgment and upon advice of such advisors as Seller deems necessary. Seller acknowledges and agrees that Seller is not relying, and has not relied, upon any communication (written or oral) of Buyer or any affiliate, employee or agent of Buyer with respect to the legal, accounting, tax or other implications of this Agreement and the Pledge Agreement and that Seller has conducted Seller's own analyses of the legal, accounting, tax and other implications hereof and thereof; it being understood that information and explanations related to the terms and conditions of this Agreement or the Pledge Agreement shall not be considered investment advice or a recommendation to enter into this Agreement or the Pledge Agreement. Seller is entering into this Agreement and the Pledge Agreement with a full understanding of all of the terms and risks hereof and thereof (economic and otherwise) and is capable of evaluating and understanding (on Seller's own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks. Seller is also capable of assuming (financially and otherwise), and assumes, those risks. Seller acknowledges that neither Buyer nor any affiliate, employee or agent of Buyer is acting as a fiduciary for or an advisor to Seller in respect of this Agreement or the Pledge Agreement.

         (h) Delivery of shares of Common Stock by Seller pursuant to this Agreement will pass to Buyer title (or security entitlements) to such shares free and clear of any Liens or Transfer Restrictions, except for those created pursuant to the Pledge Agreement.

         (i) Seller has a valid business purpose for entering into this Agreement, and the transaction contemplated hereby is consistent with Seller's overall investment strategy.

         (j) The terms hereof have been negotiated, and the transactions contemplated hereby shall be executed, on an arm's length basis.

         (k) Seller is not in possession of any material non-public information regarding the Issuer.

         (l) Seller is not and, after giving effect to the transactions contemplated hereby, will not be an "investment company", as such term is defined in the Investment Company Act, required to be registered under the Investment Company Act.

         (m) Seller has total assets exceeding $10,000,000.

         SECTION 4.02. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

         (a) Buyer is a company duly organized and existing in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted.

         (b) The execution and delivery of this Agreement and the Pledge Agreement and the performance by Buyer of Buyer's obligations hereunder and thereunder do not violate or conflict with any provision of the constitutive documents of Buyer, any law applicable to Buyer, any order or judgment of any court or other agency of government, applicable to Buyer or any of Buyer's assets or any contractual restriction binding on or affecting Buyer or any of Buyer's assets.

         (c) All government and other consents that are required to have been obtained by Buyer with respect to this Agreement or the Pledge Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

         (d) Buyer has the requisite corporate power and authority to enter into and perform this Agreement and the Pledge Agreement. The execution and delivery by Buyer of this Agreement and the Pledge Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action. This Agreement and the Pledge Agreement have been duly executed and delivered by Buyer. Buyer's obligations under this Agreement and the Pledge Agreement constitute Buyer's legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

         (e) There is not pending or, to Buyer's knowledge, threatened against Buyer any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator (including without limitation any bankruptcy, insolvency or similar proceeding) that is likely to affect the legality, validity or enforceability against Buyer of this Agreement or the Pledge Agreement or Buyer's ability to perform Buyer's obligations under this Agreement or the Pledge Agreement.

         (f) Buyer has total assets exceeding $10,000,000.

         (g) In connection with the transactions contemplated hereby, Credit Suisse First Boston Corporation ("CSFB Corp."), an affiliate of Buyer registered as a broker and dealer with the Securities and Exchange Commission, has introduced into the public market a quantity of securities of the same class as the Common Shares (the shares so introduced, the "Initial Sold Shares") in transactions registered under the Securities Act.



                                   ARTICLE 5
                       CONDITIONS TO BUYER'S OBLIGATIONS

         SECTION 5.01. Conditions. The obligation of Buyer to deliver the Purchase Price on the Payment Date is subject to the satisfaction of the following conditions:

         (a) The representations and warranties of Seller contained in Section
4.01 and in the Pledge Agreement shall be true and correct as of the Payment
Date.

         (b) The representations and warranties of Seller and the Issuer contained in the Registration Agreement and any certificate delivered pursuant thereto shall be true and correct as if made as of the Payment Date and each of Seller and the Issuer shall have performed all of the obligations required to be performed by it under the Registration Agreement on or prior to the Payment Date.

         (c) On each Representation Date (as defined in the Registration Agreement) that shall have occurred prior to the Payment Date, Davis Polk & Wardwell, counsel to Buyer, in its professional judgment, shall have been able to provide an opinion to Buyer relating to the disclosure in the Registration Statement (as defined in the Registration Agreement) in form and substance acceptable to Buyer.

         (d) The Pledge Agreement shall have been executed by the parties thereto, and Seller shall have executed UCC-1 financing statements in the form of Exhibit B to the Pledge Agreement for filing in the appropriate filing offices in each jurisdiction identified in Parts 4 and 5 of Exhibit C to the Pledge Agreement.

         (e) Buyer shall have received evidence acceptable to Buyer that any and all consents required to be obtained under any agreement in connection with the execution of this Agreement and the Pledge Agreement and the consummation by Seller of the transactions contemplated hereby and thereby have been obtained and are in full force and effect and the conditions of any such consent have been satisfied.

         (f) Buyer shall have received evidence acceptable to Buyer that, immediately upon delivery of the Purchase Price, a number of shares of Common Stock equal to the Base Amount shall be delivered to Buyer as Collateral under the Pledge Agreement free and clear from any Liens or Transfer Restrictions.

         (g) Seller shall have performed all of the covenants and obligations to be performed by Seller hereunder and under the Pledge Agreement on or prior to the Payment Date.

         (h) Seller shall have delivered to Buyer on or prior to the Payment Date (i) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect set forth in Annex A hereto and (ii) an opinion of Paul, Weiss, Rifkind, Wharton & Garrison to the effect set forth in Annex B hereto.



                                   ARTICLE 6
                                   COVENANTS

         SECTION 6.01. Taxes. (a) Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of any Common Stock pursuant hereto. Seller intends to make all payments in respect of this Agreement free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature (or interest on any taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature) ("Taxes") imposed, levied, collected, withheld or assessed by, within or on behalf of the United States or any political subdivision or governmental authority thereof or therein having power to tax. If any payment or delivery that Seller is required to make to Buyer hereunder or under the Pledge Agreement will be subject to such withholding or deduction (based on law as in effect at the time such payment or delivery is required to be made), the following provisions shall apply:

                  (i) Seller shall notify Buyer of such requirement at least 180 days prior to date on which such payment is required to be made (the "Required Payment Date"); provided that if Seller is unable to provide Buyer with 180 days' notice of such requirement as a result of a statutory change or a Treasury regulation, notice, announcement, ruling or other Treasury publication or applicable court decision published after the date hereof (each, a "Change in Tax Law") or as a result of a transfer by Buyer of its rights and obligations in respect of this Agreement and the Pledge Agreement pursuant to
         Section 9.05, (A) Seller shall notify Buyer of such requirement as promptly as practicable following such Change in Tax Law or the effective date of any such transfer and (B) Buyer shall have the right to postpone the Required Payment Date for any such payment for as long as reasonably necessary to effect the transfer contemplated by paragraphs (ii) and (iv) below (but in no event shall Buyer postpone the Required Payment Date to a date later than the date 180 days following the date such notice is given). In the event that the Required Payment Date for any such payment is postponed, Seller shall deliver such payment to Buyer on the postponed Required Payment Date, together with interest thereon for the period from and including the original Required Payment Date to but excluding such postponed Required Payment Date at a per annum rate equal to the three-month Treasury Rate as of the original Required Payment Date.

                  (ii) Upon receipt of such notice, Buyer shall use its reasonable best efforts to transfer its rights and obligations in respect of this Agreement and the Pledge Agreement to another entity such that (A) such payment would not be subject to withholding or deduction and (B) neither Credit Suisse First Boston ("CSFB") nor any of its affiliates would be subject to increased costs (including balance sheet costs) as a result of such transfer.

                  (iii) If Buyer is unable to effect a transfer of the type contemplated by paragraph (ii) Seller shall indemnify Buyer for the full amount of any withholding or deduction, as well as any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that if it is reasonably practicable for Buyer to transfer its rights and obligations in respect of this Agreement and the Pledge Agreement to another entity such that such payment would not be subject to such withholding and deduction, then
         (A) Buyer shall notify Seller of the aggregate amount of increased costs (including balance sheet costs) to which CSFB and its affiliate would be subject as a result of such transfer, (B) Seller shall notify Buyer prior to the date sixty Business Days preceding the Required Payment Date, whether or not Seller elects that such transfer be effected and (C) if Seller elects that such transfer be effected, Seller shall reimburse Buyer for the aggregate amount of any increased costs (including balance sheet costs) to which CSFB and its affiliates would be subject as a result of such transfer and, if Seller does not elect that such transfer be effected, Seller shall indemnify Buyer for the full amount of any withholding or deduction, as well as any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

          (b) If Seller makes any payment or delivery in respect of this Agreement or the Pledge Agreement from or through any non-United States jurisdiction, Seller shall make such payment or delivery free and clear of, and without withholding or deduction for or on account of, any Taxes imposed, levied, collected, withheld or assessed by, within or on behalf of such non-United States jurisdiction, or any political subdivision or governmental authority thereof or therein having power to tax. In the event such withholding or deduction is imposed, Seller agrees to indemnify Buyer for the full amount of such withholding or deduction, as well as any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

         SECTION 6.02. Forward Contract. (a) Seller hereby agrees that: (i) Seller will not treat this Agreement, any portion of this Agreement, or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income; (ii) Seller will not treat the delivery of any portion of the shares of Common Stock or cash to be delivered pursuant to this Agreement as the payment of interest or ordinary income; (iii) Seller will treat this Agreement in its entirety as a forward contract for the delivery of such shares of Common Stock or cash; and (iv) Seller will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in (i) through
(iii). Notwithstanding the preceding sentence, Seller may take any action or position required by law, provided that Seller delivers to Buyer an unqualified opinion of counsel, nationally recognized as expert in Federal tax matters and acceptable to Buyer, to the effect that such action or position is required as a result of a Change in Tax Law published after the date of this Agreement.

         (b) Buyer hereby agrees, for United States federal income tax purposes, including without limitation tax information reporting purposes, to treat this Agreement in a manner consistent with Seller's obligations under this Section 6.02.

         SECTION 6.03.  Notices.  Seller will cause to be delivered to Buyer:

         (a) Immediately upon the occurrence of any Acceleration Event hereunder, notice of such occurrence; and

         (b) In case at any time prior to the Maturity Date, Seller or any officer of Seller receives notice that any event requiring that an adjustment be calculated pursuant to Article 7 hereof shall have occurred or be pending, then Seller shall promptly cause to be delivered to Buyer a notice identifying such event and stating, if known to Seller, the date on which such event occurred or is to occur and, if applicable, the record date relating to such event. Seller shall cause further notices to be delivered to Buyer if Seller or any officer of Seller shall subsequently receive notice of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

         SECTION 6.04. Further Assurances. From time to time from and after the date hereof through the Maturity Date, each of the parties hereto shall use such party's reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, including (i) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

         SECTION 6.05. Securities Contract. The parties hereto recognize that the Custodian is a "financial institution" within the meaning of Section 101(22) of Title 11 of the United States Code (the "Bankruptcy Code") and is acting as agent and custodian for Buyer in connection with this Agreement and that Buyer is a "customer" of the Custodian within the meaning of said Section 101(22). The parties hereto further recognize that this Agreement is a "securities contract", as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of, among other provisions, Sections 555 and 362(b)(6) of the Bankruptcy Code, and that each payment or delivery of cash, shares of Common Stock or other property or assets hereunder is a "settlement payment" within the meaning of Section 741(8) of the Bankruptcy Code.

         SECTION 6.06. Sales of Securities. In connection with the transactions contemplated hereby, CSFB Corp. promptly will introduce into the public market a quantity of securities of the same class as the Common Stock in transactions registered under the Securities Act that, when added to the Initial Sold Shares, shall equal the Base Amount.



                                   ARTICLE 7
                                  ADJUSTMENTS

         SECTION 7.01. Dilution Adjustments. (a) Following the declaration by the Issuer of the terms of any Potential Adjustment Event occurring prior to the Maturity Date, the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Common Stock and, if so, will (i) make the corresponding adjustment, if any, to any one or more of the Base Amount, the Exchange Rate, the Threshold Price, the Reference Price, the Maturity Price, the Cash Settlement Amount, any Closing Price and any other variable relevant to the exercise, settlement or payment terms hereof or of the Pledge Agreement as the Calculation Agent determines appropriate to account for that diluting or concentrative effect and (ii) determine the effective date of the adjustment; provided that in the case of a Potential Adjustment Event of the type described in clause (iii) of Section 7.01(b), any such adjustment shall be made to variables other than the Base Amount. The Calculation Agent may (but need not) determine the appropriate adjustment by reference to the adjustment in respect of such Potential Adjustment Event made by an options exchange to options on the Common Stock traded on that options exchange.

         (b) For these purposes, "Potential Adjustment Event" means any of the following:

                  (i) a subdivision, consolidation or reclassification of shares of Common Stock (which does not constitute a Reorganization Event), or a free distribution or dividend of any shares of Common Stock to existing holders of Common Stock by way of bonus, capitalization or similar issue;

                  (ii) a distribution or dividend to existing holders of Common Stock of (A) shares of Common Stock, (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Issuer equally or proportionately with such payments to holders of Common Stock or (C) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the Calculation Agent;

                  (iii) an Extraordinary Cash Dividend;

                  (iv) a call by the Issuer in respect of shares of Common Stock that are not fully paid;

                  (v) a repurchase by the Issuer of shares of Common Stock, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or

                  (vi) any other similar event that may have a diluting or concentrative effect on the theoretical value of the Common Stock (other than an Ordinary Cash Dividend).

Without limiting the foregoing, the parties acknowledge that the Calculation Agent will make adjustments to the Exchange Rate, the Threshold Price, the Reference Price, the Maturity Price, the Cash Settlement Amount, any Closing Price and any other variable relevant to the exercise, settlement or payment terms hereof or of the Pledge Agreement (other than the Base Amount) as the Calculation Agent determines appropriate to account for the value of all Extraordinary Cash Dividends.

         (c) Notwithstanding the foregoing, in the event of a distribution of shares of capital stock of a subsidiary of the Issuer that is a Publicly-Traded Entity (a "Spin-Off") made to holders of shares of Common Stock, (i) the "Contract Shares" shall include, in addition to the number of shares of Free Stock equal to the Contract Share Amount, a number of shares of New Common Stock equal to the product of (A) the Base Amount immediately prior to the consummation of the Spin-Off and (B) the number of shares of New Common Stock that a holder of one share of Original Common Stock would have owned or been entitled to receive immediately following such Spin-Off and (ii) the "Maturity Price" shall be equal to the sum of (A) the Maturity Price of the Original Common Stock and (B) the product of (x) the Maturity Price of the New Common Stock and (y) the number of shares of New Common Stock that a holder of one share of Original Common Stock would have owned or been entitled to receive immediately following such Spin-Off. Following a Spin-Off, "Original Common Stock" shall mean the common stock of the entity that is the Issuer immediately prior to the Spin-Off and "New Common Stock" shall mean the common equity securities of the Publicly-Traded Entity resulting from such Spin-Off.

         SECTION 7.02. Reorganization Events. In the event of (i) any consolidation or merger of the Issuer with or into another entity (other than a merger or consolidation in which the Issuer is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Issuer or another corporation), (ii) any sale, transfer, lease or conveyance of the property of the Issuer as an entirety or substantially as an entirety,
(iii) any statutory exchange of securities of the Issuer with another corporation (other than in connection with a merger or acquisition) or (iv) any liquidation, dissolution or winding up of the Issuer (any such event, a "Reorganization Event"), then (A) if there is a surviving or continuing corporation and such surviving or continuing corporation is a Publicly-Traded Entity, "Base Amount" shall mean the product of (x) the Base Amount immediately prior to the consummation of the Reorganization Event and (y) the number of shares of common stock of the Publicly-Traded Entity that a holder of one share of Common Stock would have owned or been entitled to receive immediately following such Reorganization Event and, if the consideration received by holders of Common Stock includes cash or property other than common stock of the Publicly-Traded Entity ("Non- Stock Consideration"), Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer on the date on which the Reorganization Event is consummated (the "Reorganization Termination Date") in an amount equal to the Merger Payment or (B) if there is no surviving or continuing corporation in such Reorganization Event, if any surviving or continuing corporation is not a Publicly-Traded Entity or if the consideration received by holders of Common Stock consists solely of Non-Stock Consideration, this Agreement shall terminate and Seller shall make a payment or delivery to Buyer as provided in Section 7.04.

         SECTION 7.03. Provisions Relating to Reorganization Events and Spin-Offs. If a Reorganization Event occurs and clause (B) of Section 7.02 does not apply, (a) the surviving or continuing corporation shall be deemed to be the "Issuer" and the common equity securities of such corporation shall be deemed to be the "Common Stock" and (b) the Calculation Agent shall calculate corresponding adjustments, if any, to the Base Amount, the Exchange Rate, the Threshold Price, the Reference Price, the Maturity Price, the Cash Settlement Amount, any Closing Price and any other variable relevant to the exercise, settlement or payment terms hereof as the Calculation Agent determines appropriate to account for such event. If a Spin-Off occurs, the entity that is the Issuer immediately prior to the Spin-Off and the Publicly-Traded Entity resulting from the Spin-Off shall each be deemed to be the "Issuer" and the Original Common Stock and the New Common Stock shall each be deemed to be the "Common Stock". Following any Spin-Off, the Calculation Agent shall calculate further adjustments pursuant to this Article 7 by applying the methodology set forth in this Article 7 to both the Original Common Stock and the New Common Stock.

         SECTION 7.04. Termination and Payment. Following termination of this Agreement pursuant to clause (B) of Section 7.02 as a result of any Reorganization Event, the Calculation Agent shall determine the Merger Payment. As promptly as reasonably practicable after calculation of the Merger Payment, the Calculation Agent shall deliver to Buyer and Seller a notice (the "Merger Payment Amount Notice") specifying the Merger Payment. Not later than three Business Days following delivery of a Merger Payment Amount Notice, Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer in an amount equal to the Merger Payment. Notwithstanding the foregoing, to the extent that any Marketable Securities are received by holders of Common Stock in such Reorganization Event, then in lieu of delivering cash as provided in the immediately preceding sentence, Seller may deliver Marketable Securities with an equal value (as determined by the Calculation Agent in its discretion in a commercially reasonable manner).



                                   ARTICLE 8
                                 ACCELERATION

         SECTION 8.01. Acceleration. If one or more of the following events (each an "Acceleration Event") shall occur:

         (a) any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that would be reasonably likely to have a material adverse effect on the financial condition of Seller or on Seller's ability to perform Seller's obligations hereunder, or that calls into question the validity or binding effect of any agreement of Seller hereunder or under the Pledge Agreement;

         (b) Seller makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for Seller or any substantial part of Seller's property, commences any proceeding relating to Seller under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against or with respect to Seller or any substantial portion of Seller's property any such proceeding and an order for relief is issued or such proceeding remains undismissed for a period of 30 days;

         (c) at any time (i) any representation or warranty made by Seller under this Agreement or the Pledge Agreement would be incorrect or misleading in any material respect if made or repeated as of such time or (ii) any certificate delivered by Seller pursuant to this Agreement or the Pledge Agreement is incorrect or misleading in any respect that is material, in light of the transactions contemplated hereby and by the Pledge Agreement taken as a whole;

         (d) Seller fails to deliver (i) shares of Common Stock (or the Cash Settlement Amount) on the Maturity Date, (ii) the Replacement Value on any Reorganization Termination Date or any Optional Termination Date, (iii) any Reimbursement Amount on any Reimbursement Date, (iv) any Dividend Payment Amount on any Dividend Payment Date or (v) any payment or delivery due on any postponed Required Payment Date where the original Required Payment Date was the Maturity Date, a Reorganization Termination Date, an Optional Termination Date, a Dividend Payment Date or a Reimbursement Date, in any case, as required by this Agreement;

         (e) Seller fails to fulfill or discharge when due any of Seller's obligations, covenants or agreements under or relating to this Agreement or the Pledge Agreement (other than the obligations referred to in Section 8.01(d) and Section 8.01(f)) such failure remains unremedied for 60 days following notice from Buyer;

         (f) Seller fails to fulfill or discharge when due any of Seller's obligations, covenants or agreements under or relating to Section 1(b) of the Pledge Agreement;

         (g) due to the adoption of, or any change in, any applicable law after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after the date hereof, it becomes unlawful for Seller to perform any absolute or contingent obligation to make payment or delivery hereunder or to comply with any other material provision of this Agreement or the Pledge Agreement;

         (h) there occurs a default under any indebtedness for money borrowed that is incurred or guaranteed by Mafco Holdings Inc. ("Mafco"), Seller or any direct or indirect wholly owned subsidiary of Mafco in the chain of ownership between Mafco and Seller, whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, is in excess of $10,000,000 principal amount, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace or cure period with respect thereto or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

         (i) a Collateral Event of Default within the meaning of the Pledge Agreement shall occur; or

         (j) in the reasonable judgment of the Calculation Agent, Buyer is unable to hedge Buyer's exposure to this Agreement because of the lack of sufficient shares of Common Stock (not to exceed the Base Amount) being made available for share borrowing by lenders, including, without limitation, lenders identified by Seller with whom Buyer shall consult.

then, upon notice to Seller from Buyer at any time following an Acceleration Event, an "Acceleration Date" shall occur, and Seller shall become obligated to deliver to Buyer immediately upon receipt of the Acceleration Amount Notice a number of shares of Free Stock equal to the Acceleration Amount; provided that if Seller shall have elected to substitute Government Securities for Share Collateral pursuant to Section 5(j) of the Pledge Agreement, Seller shall be obligated to deliver an amount of cash equal to the Replacement Value on the Acceleration Date in lieu of such shares; and provided further that if Secured Party proceeds to realize upon any collateral pledged under the Pledge Agreement and to apply the proceeds of such realization as provided in the second paragraph of Section 7(d) thereof, then, to the extent of such application of proceeds, Seller's obligation to deliver Free Stock pursuant to this paragraph shall be deemed to be an obligation to deliver an amount of cash equal to the aggregate market value (determined by reference to the amount of such proceeds) of such Free Stock on the Acceleration Date. The "Acceleration Amount" means the Replacement Value, expressed as a number of shares of Common Stock.

         The "Replacement Value" means an amount determined by the Calculation Agent representing the fair replacement value (which may be expressed by the Calculation Agent as a cash amount or as a number of shares of Common Stock, and which shall include both intrinsic and time value) to Buyer of an agreement with terms that would preserve for Buyer the economic equivalent of the payments and deliveries that Buyer and its affiliates would, but for the occurrence of the Acceleration Date, have been entitled to receive after the Acceleration Date hereunder (taking into account any adjustments pursuant to Section 7.01 that may have been calculated on or prior to the Acceleration Date and determined as if all references in Sections 7.02 and 7.04 to "Merger Payment" were references instead to "Alternative Merger Payment"), including any loss of bargain, cost of funding or, without duplication, loss or cost incurred as a result of the termination, liquidation, establishment or reestablishment of any hedge or related trading position (whether such hedge or related trading position was maintained by Buyer or by a counterparty to a transaction entered into by Buyer to hedge Buyer's exposure to this Agreement) (or any gain resulting from any of them).

         As promptly as reasonably practicable after calculation of the Replacement Value, the Calculation Agent shall deliver to Seller and Buyer a notice (the "Acceleration Amount Notice") specifying the Acceleration Amount of shares of Common Stock required to be delivered by Seller.



                                   ARTICLE 9
                                 MISCELLANEOUS

         SECTION 9.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication. Notices to Buyer shall be directed to it care of Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010, Telecopy No. (212) 325-8175,
Attention: Ricardo Harewood; notices to Seller shall be directed to Seller at 35 East 62nd Street, New York, New York 10021, Telecopy No. (212) 572-5965,
Attention: Chief Financial Officer.

         SECTION 9.02. Governing Law; Submission to Jurisdiction; Severability; Waiver of Jury Trial; Service of Process. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereto submits to the jurisdiction of the Courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or in connection with this Agreement in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          (b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

         (c) Seller and Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

         (d) The parties irrevocably consent to service of process given in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

         SECTION 9.03. Entire Agreement; Other. Except as expressly set forth herein, this Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all oral communications and prior writings with respect thereto. The parties hereby agree that (i) Seller is not obligated to keep confidential or otherwise limit the use of any element of any description contained in this Agreement or the Pledge Agreement that is necessary to understand or support any United States federal income tax treatment and (ii) Buyer does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Seller.

         SECTION 9.04. Amendments, Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.05. No Third Party Rights, Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than Seller, Buyer and their respective successors and assigns and no other person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Seller and Buyer shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Buyer and its successors and assigns. The rights and duties under this Agreement may not be assigned or transferred by any party hereto; provided that (i) Buyer may assign any of its rights or duties hereunder with the prior written consent of Seller (which consent shall not be unreasonably withheld) and (ii) Agent may assign or transfer any of its rights or duties hereunder without the prior written consent of the other parties hereto to any affiliate of Credit Suisse First Boston, so long as such affiliate is a broker-dealer registered with the Securities and Exchange Commission.

         SECTION 9.06. Calculation Agent. The determinations and calculations of the Calculation Agent shall be made in good faith and in a commercially reasonable manner and shall be binding in the absence of manifest error. The Calculation Agent will have no responsibility for good faith errors or omissions in the determination of the Base Amount, the Exchange Rate, the Threshold Price, the Reference Price, the Maturity Price, the Cash Settlement Amount, any Closing Price or any other amount as provided herein.

         SECTION 9.07. Netting and Set-off. (a) If on any date cash would otherwise be payable or shares of Common Stock or other property would otherwise be deliverable (including, for the avoidance of doubt, the return, as required by Section 5(i) of the Pledge Agreement, of shares of Common Stock that have been rehypothecated pursuant to such Section) pursuant to this Agreement or the Pledge Agreement by Buyer to Seller and by Seller to Buyer and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party's obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

         (b) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of a Reorganization Termination Date to which clause (B) of Section 7.02 applies or an Acceleration Date, Buyer shall have the right to terminate, liquidate and otherwise close out the transactions contemplated by this Agreement and the Pledge Agreement pursuant to the terms of this Agreement and the Pledge Agreement, and to set off any obligation that Buyer or any affiliate of Buyer may have to Seller, including without limitation any obligation to make any release, delivery or payment to Seller pursuant to the Pledge Agreement, against any right Buyer or any of its affiliates may have against Seller, including without limitation any right to receive a payment or delivery pursuant to Section 2.03(b), Section 2.04, Section 2.05, Section 3.01, Section 7.02, Section 7.04 or Section 8.01 or any other provision of this Agreement. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor's option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Common Stock or right to receive Common Stock, the value at any time of such obligation or right shall be determined by reference to the market value of the Common Stock at such time. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

         SECTION 9.08. Matters Related to Credit Suisse First Boston Corporation, as Agent. (a) Credit Suisse First Boston Corporation shall act as "agent" for Buyer and Seller within the meaning of Rule 15a-6 under the Securities Exchange Act of 1934 in connection with the transactions contemplated by this Agreement and by the Pledge Agreement.

         (b) The Agent shall have no responsibility or liability (including, without limitation, by way of guarantee, endorsement or otherwise) to Buyer or Seller or otherwise in respect of this Agreement or the Pledge Agreement, including, without limitation, in respect of the failure of Buyer or Seller to pay or perform under this Agreement or the Pledge Agreement, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder or thereunder.

         (c) Each of Buyer and Seller agrees to proceed solely against the other to collect or recover any securities or money owing to Buyer or Seller, as the case may be, in connection with or as a result of this Agreement or the Pledge Agreement.

         (d) As a broker-dealer registered with the Securities and Exchange Commission, Credit Suisse First Boston Corporation, in its capacity as Agent, will be responsible for (i) effecting the transactions contemplated by this Agreement and the Pledge Agreement, (ii) issuing all required notices, confirmations and statements to Buyer and Seller and (iii) maintaining books and records relating to this Agreement and the Pledge Agreement.

         SECTION 9.09. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.



         IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.



                                    SELLER:

                                    GSB INVESTMENTS CORP.


                                    By:-------------------------------------
                                         Name: Todd J. Slotkin
                                         Title: Executive Vice President and
                                                Chief Financial Officer


                                    BUYER:

                                    CREDIT SUISSE FIRST BOSTON
                                       INTERNATIONAL


                                    By:-------------------------------------
                                         Name:
                                         Title:


                                    By:-------------------------------------
                                         Name:
                                         Title:



                                    AGENT:

                                    CREDIT SUISSE FIRST BOSTON
                                         CORPORATION


                                    By:-------------------------------------
                                         Name:
                                         Title:




                                                                      ANNEX A

         (a) Seller is a corporation duly organized and existing in good standing under the laws of its jurisdiction of incorporation.

         (b) The execution and delivery of this Agreement and the Pledge Agreement and the performance by Seller of Seller's obligations hereunder and thereunder do not violate or conflict with any provision of the certificate of incorporation or bylaws of Seller, any law applicable to Seller, any order or judgment of any court or other agency of government known to such counsel applicable to Seller or any of Seller's assets or any contractual restriction known to such counsel binding on or affecting Seller or any of Seller's assets. Such counsel need not express any opinion with respect to whether the execution or delivery by Seller of, or the performance by Seller of its obligations under, this Agreement and the Pledge Agreement violates or conflicts with any restriction or provision with respect to financial ratios or tests any aspect of the financial condition or results of operations of Seller.

         (c) All government and other consents that are known to such counsel to be required to have been obtained by Seller with respect to this Agreement or the Pledge Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

         (d) Seller has the requisite corporate power and authority to enter into and perform this Agreement and the Pledge Agreement and to deliver the Contract Shares in accordance with the terms hereof. The execution and delivery of this Agreement and the Pledge Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby (including the delivery by Seller of the Contract Shares) have been duly authorized by all necessary corporate action by Seller. This Agreement and the Pledge Agreement have been duly executed and delivered by Seller. Seller's obligations under this Agreement and the Pledge Agreement constitute Seller's legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

         (e) No registration, recordation or filing with any governmental body, agency or official is required in connection with the execution and delivery of this Agreement or necessary for the validity or enforceability hereof.

         (f) Seller is not and, after giving effect to the transactions contemplated hereby, will not be an "investment company", as such term is defined in the Investment Company Act, required to be registered under the Investment Company Act.



                                                                     ANNEX B

         (a) The execution and delivery of this Agreement and the Pledge Agreement and the performance by Seller of Seller's obligations hereunder and thereunder do not constitute a violation of, or result in a breach or default under, any agreement or instrument listed on a schedule to such opinion.



                          CROSS-REFERENCE TARGET LIST

         NOTE: Due to the number of targets some target names may not appear in the target pull-down list. (This list is for the use of the wordprocessor only, is not a part of this document and may be discarded.)

ARTICLE/SECTION                                  TARGET NAME
=================================    =======================

1, 8.01(d), 8.01(d)......................................001
1.01.....................................................002
2........................................................003
2.01.....................................................004
2.02.....................................................005
2.03.....................................................006
2.03(a), 2.03(a).........................................007
2.03(b)..................................................008
2.03(c)..................................................009
2.04.....................................................010
2.05.....................................................070
3.01......................................termination.seller
4........................................................011
4.01.....................................................012
4.01(a)..................................................013
4.01(b)..................................................015
4.01(c)..................................................016
4.01(d)..................................................017
4.01(e)..................................................018
4.01(f)..................................................019
4.01(g)..................................................020
4.01(h)..................................................021
4.01(i)..................................................022
?...................................................ptce9560

5........................................................023
5.01.....................................................024
5.01(a)..................................................025
?........................................................026
5.01(g)..................................................027
6........................................................028
6.01.....................................................029
6.02.....................................................030
6.03.....................................................031
6.03(a)..................................................032
6.03(b)..................................................033
6.04.....................................................034
?........................................................035
6.05.....................................................037
7........................................................038
7.01.....................................................039
7.01(c)..................................................040
7.02...........................................merger.events
7.04.....................................................047
8........................................................048
8.01.....................................................049
8.01(a)..................................................059
8.01(b)..................................................051
8.01(c)..................................................052
8.01(e)..................................................053
8.01(g)..................................................054
?........................................................055
?........................................................056
9........................................................057
9.01.....................................................058
9.02.....................................................059
9.02(a)..................................................060
9.02(b)..................................................061
9.02(c)..................................................063
9.02(d)..................................................064
?........................................................065
9.03.....................................................066
9.04.....................................................067
9.05.....................................................068
9.09.....................................................069